PATENT LICENSE AGREEMENT

          THIS PATENT LICENSE AGREEMENT (hereinafter "Agreement") is made effective September 26, 2005 (hereinafter "Effective Date"), by and between INTERGRAPH HARDWARE TECHNOLOGIES COMPANY, a Nevada Corporation (hereinafter "IHTC") and FUJITSU LIMITED, a Japan corporation (hereinafter "Fujitsu").

          WHEREAS, IHTC has patented technology that it wishes to promote.

          WHEREAS, Fujitsu desires to use such technology.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for good and valuable consideration, IHTC and Fujitsu agree as follows.

Section 1.		Definitions
1.1

"Affiliate" means any entity controlling (directly or indirectly), controlled by (directly or indirectly) or under common control with (directly or indirectly) a  Party.  For purposes of this definition, an entity will be deemed to control another entity if such entity beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more subsidiaries:  a majority of the outstanding voting securities of such entity; or, if there are no outstanding shares on securities, a majority interest in the right to make the decisions for such entity.  For avoidance of doubt, Affiliate shall include, but not be limited to, any entity which at any time during the term of this Agreement:  is the Parent of a Party; a Subsidiary of a Party; or a Subsidiary of a Parent (sibling).    Notwithstanding the foregoing, the term "Affiliate" hereunder does not include Fujitsu Siemens Computers (Holding) BV ("FSC").

1.2

"IHTC Patents" means (i) all U.S. patents issued for or claiming priority to or the benefit of the filing date of U.S. patent application serial numbers 06/704,497; 06/704,499; 06/704,568; 06/794,248, together with all divisionals, continuations, continuations-in-part, extensions of said applications (including U.S. Patents 4,860,192, 4,884,197, 4,899,275, 4,933,835 and 5,091,846) and (ii) all their counterparts outside the United States (including but not limited to the following European and Japanese patents, respectively: EP0196244 and EP0732656, and JP2083650), and (iii) any patent reissuing, divided, granted on reexamination or extended on any of the aforesaid patents.

1.3	"Licensed Product" means any system within the scope of the claims of the IHTC Patents, including but not limited to those classes of systems identified in Appendix A.
1.4

"Parent" means a corporation, company, partnership, or other entity that owns or controls more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of a Party, but such corporation, company, partnership, or other entity shall be deemed to be a Parent only so long as such ownership or control exists.

1.5	"Parties" means IHTC and Fujitsu.
1.6	"Party" means IHTC or Fujitsu as the context dictates.
1.7

"Subsidiary" means any corporation, partnership or other entity with regard to which (a) greater than fifty percent (50%) of whose outstanding shares or securities entitled to vote for the election of directors or similar managing authority is directly or indirectly owned or controlled by a party hereto, or (b) which does not have outstanding shares or securities but greater than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto; provided, however, that in each case such corporation, partnership or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists and exceeds fifty percent (50%).   Notwithstanding the foregoing, the term "Subsidiary" hereunder does not include  FSC.

Section 2.		License and Right to Obtain Licenses
2.1	IHTC's Intergraph Patent License to Fujitsu
(a)

IHTC hereby grants to Fujitsu and its Affiliates, a perpetual, non-cancelable, non-exclusive, world-wide, fully paid-up license to the IHTC Patents, including, without limitation, the right for Fujitsu to make, have made, use, export, import, lease, offer to sell, sell or otherwise transfer Licensed Products within the scope of the claims of the IHTC Patents, with no right to transfer this license or right to sublicense other than as per Section 2.2 ("Extension of License to Affiliates") below.   For the avoidance of doubt, all Licensed Products made, used, imported, leased, offered for sale, sold or otherwise transferred under this license are themselves Licensed Products, and the license to use, lease, export, import, sell or otherwise transfer such Licensed Products passes to each owner, user, licensee, or transferee of such Licensed Products.

(b)

No implied licenses are granted hereunder.  Nothing contained in this Agreement shall expressly or by implication or by estoppel or otherwise give Fujitsu any right to license the IHTC Patents to any third party.

(c)

Notwithstanding anything in this Agreement to the contrary, the license in subsection (a) above shall not include the activity of FSC manufacturing and selling any product in Europe.  For the sake of clarity, this exclusion is not intended to cover the case where the products manufactured by FSC are sold outside Europe by Fujitsu or its Affiliates, or subject to Section 2.6 below where products manufactured by Fujitsu or its Affiliates are sold in Europe   by FSC

2.2	Extension of License(s) to Affiliates
(a)

The license(s) granted herein includes the right of Fujitsu and IHTC to sublicense their respective Affiliates.  For an Affiliate to be sublicensed hereunder, said Affiliate shall agree in writing to be bound by the terms and conditions of this Agreement as if it were named herein in the place of the Party. Any sublicense granted to an Affiliate shall terminate on the date such Affiliate ceases to be an Affiliate or upon termination of the licenses granted in this Agreement, whichever occurs earlier.

2.3	IHTC's Right to Obtain Licenses from Fujitsu
(a)

Fujitsu hereby grants to IHTC the right to obtain, at any time during the term of this Agreement after which a "Trigger Event" (as defined below) has occurred,  a non-cancelable, non-exclusive, world-wide license for itself and its Affiliates, for a reasonable field of use within the fields in which IHTC and its Affiliates, operate at the Effective Date of this Agreement, under five patents (or applications therefore, and including foreign counterparts, divisionals, reissues or continuation patents, but not including design patents or registrations related to product design) owned by or under which Fujitsu or its Affiliates have the right to grant licenses of the scope provided herein without any payment to third party, at any time during such term, upon terms and conditions, including royalty rates, no less favorable than those granted to Fujitsu herein or in any amendment hereto, provided that:

(i)

Fujitsu shall have the right to propose alternative patents to those selected by IHTC, except that IHTC will be permitted to include in its five selected patents any patent that is the subject of a Trigger Event;

(ii) the parties agree to negotiate in good faith to reach mutually agreeable license terms reflecting the above conditions; and
(iii)

in the event the parties are unable to reach a mutually satisfactory agreement within ninety (90) days of such a request by IHTC (or such longer time as the parties agree to), at the request of either party the terms of such license shall be determined by binding arbitration before a neutral arbitrator acting under the auspices of the American Arbitration Association.

(b)

A "Trigger Event" shall be the filing of a lawsuit or legal proceeding against IHTC (or any of its Affiliates) by Fujitsu (or any of its Affiliates) alleging patent infringement of any patent owned by Fujitsu or its Affiliates, with the following exception:  A "Trigger Event" shall not have occurred in the event the filing of such a lawsuit or legal proceeding by Fujitsu (or any of its Affiliates) is in response to a lawsuit or legal proceeding initially filed by IHTC (or any of its Affiliates) against Fujitsu or its Affiliates alleging infringement of any patent owned by IHTC or its Affiliates.

	(c)	The license(s) provided in this Section 2.3 shall be effective for the full term of this Agreement and shall expire on the last to expire of the IHTC Patents licensed to Fujitsu under this Agreement.
2.4	Acquisitions, Transfers, and Spin-Offs
	(a)	If, after the Effective Date, a Party (the "Acquired Party") is acquired by a third party:
(i) The Acquired Party shall promptly give notice of such acquisition to the other Party hereto; and
(ii)

The license granted to Acquired Party and all sublicenses (if any) granted to the Acquired Party's remaining Affiliates shall automatically become limited to only those products manufactured and marketed by said Acquired Party prior to said acquisition and any commercially reasonable improvements and extensions thereto.

(b)

If, after the Effective Date, a Party or any of its Affiliates (the "Acquiring Party") either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, immediately prior to the date of acquisition, licensed by the other Party hereto (the "Licensor") under one or more patents that are also licensed under this Agreement (the "Licensed Patents") through an existing agreement pursuant to which royalties or other payments are made by said entity to Licensor, then the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured by said entity or through the use of said assets, provided that such royalties or other payments shall continue to be made by the Acquiring Party or said entity to the Licensor with respect to such products notwithstanding that the Acquiring Party may have been licensed for the same product(s) before the acquisition.

(c)

If, after the Effective Date, a Party (the "Transferring Party") either transfers a product line to a third party without transferring an Affiliate to said third party or spins-off an Affiliate (either by disposing of it to a third party or in some other manner reducing ownership or control so that the spun-off entity is no longer an Affiliate), and if such transfer or spin-off includes at least one marketable product in a product line and tangible assets having a net value of at least twenty five million United States dollars ($25,000,000.00), then after written request to the other Party hereto jointly by the Transferring Party and either such third party in the case of a transfer or such ex-Affiliate in the case of a spin off, and where, in either case, such request is within sixty (60) days following the transfer or spin off, the other party hereto shall grant a royalty-free license (under the same terms as the license granted to the Transferring Party herein) under its Licensed Patents for the field (as such field is defined between the Transferring Party and such third party or ex-Affiliate) of such product line to such third party or such ex-Affiliate, (the "Recipient") provided that:

(i) such field shall not be defined more broadly than appropriate to cover the particular product line being transferred or spun off, including extensions thereto based on the same technology;
(ii)

the license granted shall be limited in the twelve (12) months immediately following such transfer or spin off to a volume of licensed products having an aggregate selling price equal to no more than the aggregate selling prices of such products by said one party in the twelve (12) months preceding such transfer or spin off plus ten percent (10%); and shall be limited, in each of the successive twelve-month periods following such transfer or spin off, to a volume of licensed products having an aggregate selling price equal to no more than the limit for the immediately preceding twelve-month period plus ten percent (10%);

(iii)

the Recipient shall grant to such other Party a right to obtain a license (under the same terms, conditions and restrictions as the right granted to IHTC pursuant to section 2.3 hereof) under up to five Recipient Patents for all products licensed herein to such other party on the date of the product line transfer or spin off.  "Recipient Patents" shall mean all patents throughout the world under which, at any time commencing with the date of the product line transfer or spin off, the Recipient or any of its Affiliates has the right to grant such licenses.

(iv) this Section 2.4(b), Section 3 "Mutual Releases", and Section 4 "Royalty" shall be omitted from the license granted to the Recipient; and
(v) the license granted to the Recipient shall terminate if the license granted to the Transferring Party terminates or is terminated for any reason.

Notwithstanding the foregoing provisions of this Section 2.4(c), the transfer by one party of substantially all of its assets to any third party shall not be considered to be a transfer of a product line or a spin off of a Subsidiary under this Section 2.4(c), and the other party shall have no obligation to grant a license under its Licensed Patents to such third party as a result of such transfer.

2.5	Assignments

Except as provided herein, neither Party shall assign any of its rights (other than the right to receive payments) or delegate any of its obligations under this Agreement.  Any attempt to do so shall be void.  However, a Party which undergoes reorganization may assign such rights and delegate such obligations to its legal successor, provided that, after the reorganization, the successor and its Affiliates will have essentially the same assets as such Party and its Affiliates had prior to the reorganization.

2.6	Limits on Have-Made Rights and Patent Laundering
(a)

Any "have-made" rights granted under this Agreement shall only apply when the designs, working drawings, and/or detailed specifications for the "have-made" products originated with and were designed by the Party licensed under this Agreement, or an Affiliate thereof.

(b)

Any rights granted under this Agreement do not cover manufacturing activities that either Party, or its Affiliates, undertakes solely as a patent foundry for a third party. This limitation applies only to "made" and "have-made" rights granted under this Section 2 and no others.

2.8

Upon payment by Fujitsu of the royalty called for by Section 4 hereunder, in respect of Licensed Products, IHTC grants to Fujitsu and its distributors and customers, mediate and immediate, and their distributors and customers, a royalty‑free immunity from suit with respect to the Licensed Products per se under the IHTC Patents.

2.9

With respect to any Licensed Products sold or otherwise transferred by Fujitsu, IHTC grants to Fujitsu's distributors and customers, mediate and immediate, that have procured such Licensed Products for use or resale with any other item, a royalty‑free immunity from suit under the IHTC Patents to use, lease, export, import, sale or otherwise transfer such Licensed Products.  Such immunity does not extend, however, to any suit under the IHTC Patents based on a combination of the Licensed Products with a third party's products incorporating a general purpose processor, microprocessor, or an integrated circuit on a single silicon substrate which is within the scope of any claim of any licensed IHTC Patents if the claimed infringement would have been avoided without such combination.

Section 3.		Mutual Releases
3.1

Upon receipt of the payment amount in Section 4.1, IHTC, on behalf of itself and its Affiliates, agrees to release, acquit and forever discharge Fujitsu and its Affiliates from and against (1) any and all claims with regard to the IHTC Patents that could be asserted as of the Effective Date by IHTC against Fujitsu or any of its Affiliates and (2) any damages or other remedies flowing from such claims.

3.2

Fujitsu, on behalf of itself and its Affiliates, hereby releases, acquits and forever discharges IHTC and its Affiliates from and against (1) any and all claims, known or unknown, that could be asserted as of any date during the term of this Agreement by Fujitsu against IHTC or any of its Affiliates with respect to any patent for which IHTC secures a license from Fujitsu pursuant to the procedure set forth in section 2.3 hereof and (2) any damages or other remedies flowing from such claims.

3.3	The Parties agree that the release granted in this Section 3 shall not extend to any obligation arising from this Agreement.
Section 4.		Royalty
4.1

In consideration for the licenses granted hereunder, Fujitsu shall pay to IHTC a one-time, lump-sum, non-refundable royalty in the amount of nine million seven hundred fifty thousand dollars ($9,750,000), on or before October 10, 2005.  The Parties agree that said amount of nine million seven hundred fifty thousand  dollars ($9,750,000) is a net sum to IHTC, not subject to any deductions or offsets (except as noted in the following sentence), and will be made in United States currency. In the event that October 10, 2005 is a legal holiday in either the United States or Japan, then in that event payment may be made on the next business day thereafter.

4.2

To the extent required by applicable laws and treaties, income tax or tax of a similar nature imposed on IHTC by the government of Japan and which is required by law to be paid by Fujitsu for the account of IHTC shall be deductible from the amount payable to IHTC to the extent such tax is allowed as a credit against tax imposed on IHTC in the United States.  To assist IHTC in obtaining such credit, Fujitsu agrees to furnish to IHTC tax receipts and additional evidence as required by the United States to establish that the tax has been paid. Other than income taxes imposed on IHTC, Fujitsu shall bear and pay all taxes (including, without limitation, sales and value added taxes) imposed by the national government (including any political subdivision thereof) of any country in which Fujitsu is doing business, as the result of the existence of this Agreement or the exercise of rights hereunder.

4.3

The lump-sum royalty payment paid by Fujitsu is based on a one percent (1%) royalty rate applied to applicable product revenues.  Should IHTC grant another similarly situated company a license to the IHTC Patents based on a royalty rate of less than one percent of applicable product revenues, then IHTC will promptly advise Fujitsu of such terms and negotiate with Fujitsu an equitable adjustment to the license terms set forth in this Agreement in order to assure Fujitsu that it has received license terms no less favorable than those granted other similarly situated licensees.

Section 5.		Term of Agreement and Termination
5.1

The term of this Agreement shall be from the Effective Date hereof until the expiration of the last to expire of any patents licensed under this Agreement unless previously terminated as hereinafter provided.

5.2

If Fujitsu fails to make the payment under Section 4.1, and such failure is not cured within seven (7) days, IHTC shall have the right to terminate this Agreement, and the license granted under Section 2.1, by giving written notice to Fujitsu, and such termination shall be effective immediately.

5.3	IHTC may terminate this Agreement upon sixty (60) days written notice of termination to Fujitsu given at any time upon or after:
	(a)	the filing by Fujitsu of a petition in bankruptcy or insolvency;
	(b)	any adjudication that Fujitsu is bankrupt or insolvent;
	(c)	the filing by Fujitsu of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;
	(d)	the appointment of a receiver for all or substantially all of the property of Fujitsu;
	(e)	the making by Fujitsu of any assignment for the benefit of creditors;
	(f)	the institution of any proceedings for the liquidation or winding up of Fujitsu's business or for the termination of its corporate charter; or
	(g)	Except as otherwise provided in Section 2.4 hereof, Fujitsu's consolidating with or merging with or into a third party in a transaction where Fujitsu is not the surviving entity.

In the event of such termination, the rights and licenses granted by IHTC to Fujitsu (and any sublicenses granted under Section 2.2) shall terminate, but the rights and licenses granted by Fujitsu to IHTC shall survive such termination of this Agreement subject to IHTC's continued compliance with the terms and conditions of this Agreement.

5.4	Fujitsu may terminate this Agreement upon sixty (60) days written notice of termination IHTC given at any time upon or after:
	(a)	the filing by IHTC of a petition in bankruptcy or insolvency;
	(b)	any adjudication that IHTC is bankrupt or insolvent;
	(c)	the filing by IHTC of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;
	(d)	the appointment of a receiver for all or substantially all of the property of IHTC;
	(e)	the making by IHTC of any assignment for the benefit of creditors;
	(f)	the institution of any proceedings for the liquidation or winding up of IHTC's business or for the termination of its corporate charter; or
	(g)	except as otherwise provided in Section 2.4 hereof, IHTC's consolidating with or merging with or into a third party in a transaction where IHTC is not the surviving entity.

In the event of such termination, the rights and licenses granted by Fujitsu to IHTC (and any sublicenses granted under Section 2.2) shall terminate, but the rights and licenses granted by IHTC to Fujitsu shall survive such termination of this Agreement subject to Fujitsu's continued compliance with the terms and conditions of this Agreement, including but not limited to Fujitsu's grant to IHTC of the rights in Section 2.3.

Section 6.		Confidentiality
6.1

Neither the parties nor their Affiliates shall use or refer to this Agreement or any of its provisions in any promotional activity, except that the parties may issue a press release relating to this Agreement.  Prior to such party's press release, the party will obtain the consent of the other as to the form and content of the press release, said consent not to be unreasonably withheld.  The parties shall not make any other public statements about this Agreement except as provided for in this Section.

6.2.

Except as may be otherwise required by generally accepted accounting principles, regulatory requirements, or court order, the specific terms of this Agreement and the information disclosed between the parties and their advisers in the course of negotiating this Agreement shall be confidential.  In accordance with  the foregoing, the parties acknowledge that the Agreement may be subject to disclosure obligations imposed by law, including without limitation the disclosure rules of the US Securities and Exchange Commission, and that IHTC or its Affiliates may be required to make a public filing of this Agreement (with appropriate redactions, as permitted by law) pursuant to such rules.

Section 7.		Communications
7.1

Payment shall be made in United States currency by electronic funds transfer and shall be deemed to be made on the date of electronic funds transfer. The address for electronic funds transfers is as follows:

Intergraph Hardware Technologies Company Wells Fargo Bank, Nevada 4425 Spring Mountain Road Las Vegas, NV 89109 ABA 121000248 Beneficiary ID 4945091106
7.2

All notices, including notices changing addresses, required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to IHTC: Intergraph Hardware Technologies Company 2215-B Renaissance Drive, Suite 14 Las Vegas, Nevada 89119

with a copy to: Intergraph Corporation Legal Department, MS/IW2000 Huntsville, Alabama 35894-0001 Attn: General Counsel
If to Fujitsu: Fujitsu Limited Industry Relations Division Legal and Industry Relations Group 1-1, Kamikodanaka 4-chome, Nakahara-ku, Kawasaki 221-8588, Japan Attn: General Manager

Such notices shall be deemed to have been served when received by addressee. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

Section 8.		Miscellaneous
8.1

Nothing contained in this Agreement shall be construed as imposing on IHTC or its Affiliates any obligation to institute any suit or action for infringement of any IHTC Patents, or to defend any suit or action brought by a third-party which challenges or concerns the validity or enforceability of any patents licensed under this Agreement.

8.2

Nothing contained in this Agreement shall be construed as imposing on Fujitsu or its Affiliates any obligation to institute any suit or action for infringement of any Fujitsu patents, or to defend any suit or action brought by a third-party which challenges or concerns the validity or enforceability of any Fujitsu patents licensed under this Agreement.

8.3	This Agreement will not be binding until it has been signed below.
8.4	Nothing contained in this Agreement shall be construed as an obligation to file any patent application or to secure any patent or to maintain any patent in force.
8.5

No express or implied waiver of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature.

8.6

Any failure to perform any obligation hereunder, except for the obligation to make payments hereunder, shall be excused to the extent such failure is caused by any controlling law, order, or regulation, or by any acts of war, acts of public enemies, fires, floods, acts of God, or any other contingency beyond the control of the Parties, but only so long as said law, order, regulation or contingency continues.

8.7

Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark or other designation of either Party hereto and their Affiliates (including any contraction, abbreviation or simulation of any of the foregoing).

8.8

No implied licenses are granted hereunder.  Nothing contained in this Agreement shall expressly or by implication or by estoppel or otherwise give any right to license to any third party any patents licensed hereunder.

8.9

If any term, clause, or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause or provision shall not be affected; and such invalid term, clause or provision shall be replaced, if possible, by a valid term that reflects the intent of the Parties, or if such is not possible, shall be deemed deleted from this Agreement.

8.10

This Agreement is the result of negotiations between IHTC on the one hand, and Fujitsu on the other, both of which have been represented by counsel during such negotiations; accordingly, this Agreement shall not be construed for or against any signatory.

8.11

This Agreement, including Appendix A, sets forth the entire agreement and understanding as to the subject matter hereof and merges all prior discussions. Any modification to this Agreement must be in writing and signed by IHTC and Fujitsu.

8.12	IHTC and Fujitsu shall each be responsible for the payment of its own tax liability, if any.
8.13	Three (3) originals of this Agreement shall be fully executed.
8.14

This Agreement and any counterpart original thereof may be executed and transmitted by facsimile or by emailed portable document format (".pdf") document. The facsimile and/or .pdf signature shall be valid and acceptable for all purposes as if it were an original. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

8.15

The parties on behalf of themselves and their respective Affiliates, each represent to the other that each has the authority to enter into this Patent License Agreement and to otherwise grant, release and accept the rights and obligations hereunder.

8.16

The Licenses granted hereby are personal and exclusive to Fujitsu as a party hereto.  Nothing set forth in this Agreement shall be construed as granting an implied license, either directly or by implication, estoppel, or otherwise, other than to the Licensed Products  pursuant to the license hereunder of the IHTC Patents relating thereto.  The License granted hereby specifically excludes any license regarding the combination of Licensed Products with any unlicensed product, method, or apparatus  incorporating a general purpose processor, microprocessor, or an integrated circuit on a single silicon substrate which is within the scope of any  claim of the licensed IHTC Patents if the claimed infringement would have been avoided without such combination, and any such combination would require a separate license from IHTC for such items otherwise covered by the IHTC Patents.  Additionally, nothing in this Agreement shall, either expressly or impliedly, give Fujitsu the right to grant licenses under the IHTC Patents to others.  Nor shall any sale of Licensed Products be construed as providing an implied license to any third-party, by estoppel or otherwise, to any IHTC Patent, other than for the use, lease, export, import, sale or other transfer of the Licensed Products.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives.

FUJITSU LIMITED By: /s/Masanobu Katoh Masanobu Katoh Name Printed Corporate Vice President Title 9/26/2005 Dated	INTERGRAPH HARDWARE TECHNOLOGIES COMPANY By: /s/Gwendolyn D. Harris Gwendolyn D. Harris Name Printed Intellectual Property Manager Title 9/16/05 Dated

Appendix A

⁯     Desktop PCs
⁯     Notebook PCs
⁯     Servers, except that servers manufactured and sold by FSC in Europe are specifically excluded from the definition of "Licensed Product."
⁯     POSs (Point of Sale devices)
⁯     Handheld Terminals